First Foundation Inc. (NYSE: FFWM) July 25, 2024

Exhibit 99.1

FIRST FOUNDATION INC. REPORTS SECOND QUARTER 2024 RESULTS

●	Net income of $3.1 million for the quarter or earnings per share of $0.05 for the quarter (basic and diluted).
●	Total revenue of $57.5 million for the quarter.
●	Tangible book value per share of $16.43.

2Q24 Key Financial Data	Highlights

Profitability Metrics	2Q24	1Q24	2Q23
Return on average assets (%)	0.09	0.02	(6.38)
Adjusted return on average assets (%)(a)	0.10	0.03	0.11
Return on average common equity (%)	1.3	0.3	(78.8)
Return on average tangible common equity (%)(a)	1.5	0.5	1.6
Net interest margin (%)	1.36	1.17	1.51
Efficiency ratio (%)(a)	96.1	98.4	92.5

Income Statement (b)	2Q24	1Q24	2Q23
Net interest income	$ 43,829	$ 38,386	$ 48,984
Noninterest income	$ 13,658	$ 12,683	$ 12,079
Net income attributable to common shareholders	$ 3,085	$ 793	($ 212,288)
Adjusted net income attributable to common shareholders(a)	$ 3,341	$ 1,059	$ 3,714
Earnings per share	$ 0.05	$ 0.01	($ 3.76)
Adjusted earnings per share (basic and diluted) (a)	$ 0.06	$ 0.02	$ 0.07

Balance Sheet (b)	2Q24	1Q24	2Q23
Total loans	$ 10,087,268	$ 10,086,346	$ 10,585,201
Total deposits	$ 10,756,344	$ 10,638,970	$ 10,806,986
Net charge-off ratio	0.01%	0.01%	0.02%
Tangible book value per share(a)	$ 16.43	$ 16.35	$ 16.12
Total risk-based capital ratio	12.60%	12.49%	11.76%

●
Loan to deposit ratio of 93.8% as of June 30, 2024.
●
Insured and collateralized deposits represent approximately 85% of total deposits.
●
Maintained strong liquidity position ($4.4 billion):
-
$1.4 billion in cash & cash equivalents on balance sheet as of June 30, 2024, representing 10.4% of total assets.
-
Available credit facilities of $2.0 billion with the Federal Home Loan Bank and $674 million with the Federal Reserve Bank’s discount window as of June 30, 2024.
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$190 million available in uncommitted credit lines as of June 30, 2024.
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Market value of unpledged securities of $160 million as of June 30, 2024.
-
Liquidity to uninsured and uncollateralized deposits ratio of 2.8x

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Pre-tax, pre-provision net revenue of $1.9 million for the quarter, compared to $460 thousand in the prior quarter.
●
Total revenue of $57.5 million for the quarter, compared to $51.1 million in the prior quarter.
●
All risk-based capital ratios continue to increase with Total Risk-Based Capital increasing to 12.60% from 12.49% in the prior quarter.
●
Nonperforming assets to total assets of 0.18%, unchanged from the prior quarter.

(a) Non-GAAP measure. See “Non-GAAP Financial Measures” below (b) Dollars in thousands, except per share data and ratios

DALLAS, TX – First Foundation Inc. (NYSE: FFWM), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors (“FFA”) and First Foundation Bank (“FFB”), reported net income of $3.1 million, or $0.05 per share (basic and diluted) for the quarter.

Scott F. Kavanaugh CEO

"I am pleased with the performance of our team throughout the second quarter of 2024,” said Scott F. Kavanaugh, CEO of First Foundation Inc. "During the second quarter, we improved our financial performance with progress in key metrics. Our net interest income, return on average assets, and earnings per share all saw positive growth.  I have immense gratitude for our dedicated and industrious team for their relentless work to continue moving our company forward.  I am exceptionally pleased with the recently announced capital raise.  All the firms that participated in the raise conducted extensive due diligence and saw an opportunity to invest in a company that can now refocus its energy on growth prospects. We remain committed to our strategic goals and optimizing our operations, ensuring that this increasingly positive momentum continues to create value for our shareholders and propel us toward even greater success."

Jamie Britton CFO

“We are proud to present a quarter with improved performance despite the continued high-rate environment,” stated Jamie Britton, Chief Financial Officer of First Foundation Inc.  “The recent $228 million strategic capital investment was an incredible sign of confidence in First Foundation.  We look forward to engaging with our newest partners to build on the competitive advantages we have earned in our western markets and begin capitalizing on the incredible opportunities we see in both North Texas and Southwest Florida.  We are proud of the success achieved by our teammates this quarter and are excited to continue building on this positive momentum in the quarters ahead.”

Investor contact: Jamie Britton, jbritton@ff-inc.com | 949-476-0300

FIRST FOUNDATION INC. SECOND QUARTER 2024 RESULTS

l

2Q24 Highlights
Financial Results:
●
Pre-tax, pre-provision net revenue totaled $1.9 million in the current quarter compared to $460 thousand in the prior quarter.  Total revenue of $57.5 million in the current quarter, compared to $51.1 million in the prior quarter.
●
The allowance for credit losses on loans totaled $29.3 million at June 30, 2024, unchanged from the prior quarter.  The ratio of allowance for credit losses to total loans held for investment was 0.29% for the quarter, relatively unchanged from the prior quarter.
●
Nonperforming assets (“NPAs”) to total assets were 0.18%, relatively unchanged from the prior quarter.
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Cash and cash equivalents totaled $1.4 billion, representing 10.4% of total assets at June 30, 2024, compared to $1.6 billion, representing 11.7% of total assets at March 31, 2024.
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$2.7 billion in combined available credit facilities from the Federal Home Loan Bank and the Federal Reserve Bank’s discount window.  Additional $190 million available in uncommitted federal funds credit lines and $20 million available in holding company line of credit.
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Loan to deposit (“LTD”) ratio of 93.8% as of June 30, 2024, compared to 94.8% as of March 31, 2024.
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Total tangible shareholders’ equity of $929 million and tangible book value of $16.43 per share (non-GAAP measures) for the current quarter compared to $924 million and $16.35 per share, respectively in the prior quarter.
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$73.0 million (tax-effected) in combined unrealized/unrecognized losses on our combined investment securities portfolio (available-for-sale and held-to-maturity portfolios), compared to $77.6 million in the prior quarter.
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Deposits totaled $10.8 billion at June 30, 2024, compared to $10.6 billion at March 31, 2024.  Noninterest-bearing deposits as a percentage of total deposits increased to 20% at June 30, 2024, compared to 17% at March 31, 2024.
●
Net interest margin (“NIM”) improved to 1.36% for the quarter, up from 1.17% in the prior quarter.

Other Activity:
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Asset management and trust fees as percentage of total revenues was 16% for the current quarter, compared to 17% for the prior quarter.
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Loan originations totaled $516 million for the current quarter compared to $302 million in the prior quarter.  Year to date originations totaled $817 million compared to $955 million for the year-ago period.
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Cost of deposits decreased to 3.49% for the current quarter, down from 3.63% in the prior quarter.
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Assets totaled $13.7 billion at June 30, 2024 compared to $13.6 billion at March 31, 2024.
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Assets under management (“AUM”) at FFA ended the quarter at $5.5 billion, compared to $5.4 billion in the prior quarter.  Trust assets under advisement (“AUA”) at FFB were $1.1 billion, compared to $1.2 billion in the prior quarter.

Spotlight
First Foundation Advisors Recognized as a Top Registered Advisory Firm by Barron’s	First Foundation Advisors Named to CNBC FA100 List

First Foundation Advisors made Barron’s list of the top 100 registered investment advisory firms.  The annual list evaluates financial advisors based on a proprietary set of criteria, including type of assets under management, growth of advisors’ practice, client retention, and quantitative factors such as the advisors’ experience, their advanced degrees, industry designations, philanthropic efforts, and other metrics.

First Foundation Advisors was recognized as one of 2023’s top registered investment advisory firms on the CNBC FA100 list.  First Foundation Advisors ranked seventeenth on the national list and marks the second consecutive year that it has been recognized on the list.  The rankings were based on a number of factors, including total assets under management, years in business, and accounts managed.

Please Note: Limitations. Neither rankings nor recognitions by unaffiliated rating services, publications, media, or other organizations, nor the achievement of any professional designation, certification, degree or license, membership in any professional organization, or any amount of prior experience or success, should be construed by a client or prospective client as a guarantee that the client will experience a certain level of results if the firm is engaged, or continues to be engaged, to provide investment advisory services. A fee was not paid by the firm to receive the ranking. The ranking is based upon specific criteria and methodology (see ranking criteria/methodology). No ranking or recognition should be construed as an endorsement by any past or current client of the firm.

FIRST FOUNDATION INC. SECOND QUARTER 2024 RESULTS

Details

Loans

Loan balances totaled $10.1 billion as of June 30, 2024, compared to $10.1 billion and $10.6 billion as of March 31, 2024 and June 30, 2023, respectively.  Loan fundings totaled $516 million, offset by loan payments and payoffs of $515 million, in the quarter.  This compares to loan fundings totaling $302 million, offset by loan payments and payoffs of $393 million, in the prior quarter and loan fundings totaling $474 million, offset by loan payments and payoffs of $559 million in the second quarter of 2023.  Commercial and industrial (“C&I”) loans accounted for 83% of total fundings for the quarter, and 86% of total fundings year to date.  C&I loans consist primarily of commercial revolving lines of credit and term loans.

During the quarter, loans totaling $4.4 million in unpaid principal balance were sold, resulting in a net gain on sale of loans of $415 thousand.

Loan portfolio average yield increased to 4.77% in the quarter, compared to 4.70% in the prior quarter, and 4.69% in the second quarter of 2023.  Average yields on new loan fundings were 8.19% in the quarter compared to 8.39% in the prior quarter and 7.90% in the second quarter of 2023.

Investment Securities

Investment securities were $1.9 billion as of June 30, 2024, compared to $1.6 billion and $1.0 billion as of March 31, 2024 and June 30, 2023, respectively.  During the quarter, $459 million in investment securities were purchased, offset by $143 million in sales and maturities, resulting in a net gain on sale of securities available-for-sale of $983 thousand.  The investment securities purchased during the quarter consisted of agency mortgage-backed securities.

The allowance for credit losses for investments was $7.3 million as of June 30, 2024, compared to $7.9 million and $8.5 million as of March 31, 2024 and June 30, 2023, respectively.  Unrealized losses (tax-effected) on the available-for-sale portfolio totaled $16.6 million as of June 30, 2024, compared to $17.5 million as of March 31, 2024.  Unrecognized losses (tax-effected) on the held-to-maturity portfolio totaled $56.4 million as of June 30, 2024, compared to $60.1 million as of March 31, 2024.  Combined unrealized and unrecognized losses (tax-effected) on the available-for-sale and held-to-maturity portfolios totaled $73.0 million, or 3.91% of the combined portfolios as of June 30, 2024, compared to $77.6 million or 4.91% of the combined portfolios as of March 31, 2024.

Investment securities portfolio average yield was 4.00% in the quarter, compared to 4.06% in the prior quarter and 2.39% in the second quarter of 2023.

Deposits and Borrowings

Deposits were $10.8 billion as of June 30, 2024, compared to $10.6 billion and $10.8 billion as of March 31, 2024 and June 30, 2023, respectively.  Noninterest-bearing demand deposits accounted for 20% of total deposits as of June 30, 2024, compared to 17% and 25% as of March 31, 2024 and June 30, 2023, respectively.  Certificates of deposit accounted for 26% of total deposits as of June 30, 2024, relatively unchanged compared to March 31, 2024 and June 30, 2023, respectively.  Core deposits accounted for 62% of total deposits as of June 30, 2024, compared to 64% and 71% as of March 31, 2024 and June 30, 2023, respectively.  Brokered deposits accounted for 38% of total deposits as of June 30, 2024, compared to 36% and 29% as of March 31, 2024 and June 30, 2023, respectively.

Cost of deposits decreased to 3.49% for the quarter, compared to 3.63% for the prior quarter and 2.85% for the second quarter of 2023.

FIRST FOUNDATION INC. SECOND QUARTER 2024 RESULTS

Insured and collateralized deposits accounted for approximately 85% of total deposits as of June 30, 2024, relatively unchanged from the prior quarter.

Our loan to deposit ratio measured 93.8% as of June 30, 2024, compared to 94.8% and 97.9% as of March 31, 2024 and June 30, 2023, respectively.

Borrowings were $1.7 billion as of June 30, 2024, compared to $1.7 billion and $802 million as of March 31, 2024 and June 30, 2023, respectively.  Average borrowings outstanding were $1.4 billion or 10.4% of total average assets for the quarter, compared to $1.6 billion or 11.8% of total average assets for the prior quarter and $1.7 billion or 12.6% for the second quarter of 2023.  The weighted average rate paid on borrowings was 4.12% for the quarter, compared to 4.08% for the prior quarter and 5.13% for the second quarter of 2023.

As of June 30, 2024, our unused borrowing capacity was $2.8 billion, which consists of available lines of credit with FHLB and other correspondent banks as well as access to the Federal Reserve Bank’s discount window.

Private Wealth Management and Trust Assets

AUM was $5.5 billion as of June 30, 2024, relatively unchanged from the prior quarter, and compared to $5.3 billion as of June 30, 2023.  Activity within the AUM balance during the quarter consisted of the following:  $35 million of new accounts; $74 million of net withdrawals; and $61 million of performance gains.  AUA at FFB’s Trust Department was $1.1 billion as of June 30, 2024, compared to $1.2 billion in both the prior quarter and at June 30, 2023.

Net Interest Income and Net Interest Margin

Net interest income was $43.8 million for the quarter, compared to $38.4 million for the prior quarter and $49.0 million for the second quarter of 2023.  Interest income totaled $150.9 million for the quarter, compared to $150.5 million for the prior quarter and $145.3 million for the second quarter of 2023.  Average interest-earning asset balances totaled $12.8 billion for the quarter, compared to $13.0 billion for the prior quarter and $12.9 billion for the second quarter of 2023.  Yields on interest-earning assets averaged 4.71% for the quarter, compared to 4.64% for the prior quarter and 4.51% for the second quarter of 2023.

Interest expense was $107.1 million for the quarter, compared to $112.1 million for the prior quarter and $96.3 million for the second quarter of 2023.  The decrease in interest expense compared to the prior quarter was due to a decrease in average interest-bearing liability balances offset by a slight increase in the average rates paid on such balances.  Average interest-bearing liability balances, consisting of interest-bearing deposits, borrowings, and subordinated debt, totaled $10.1 billion for the quarter, compared to $10.6 billion for the prior quarter and $9.7 billion for the second quarter of 2023.  Rates on interest-bearing liability balances averaged 4.27% for the quarter, compared to 4.24% for the prior quarter and 3.97% for the second quarter of 2023.  Rates on interest-bearing deposits averaged 4.30% for the quarter, compared to 4.28% for the prior quarter and 3.72% for the second quarter of 2023.  Rates on borrowings averaged 4.12% for the quarter, compared to 4.08% for the prior quarter and 5.13% for the second quarter of 2023.

The 0.07% increase in average yield earned on interest-earning assets was offset by a 0.02% increase in average rate paid on interest-bearing liability balances, contributing to an increase in net interest margin (“NIM”) for the quarter.  NIM was 1.36% for the quarter, compared to 1.17% for the prior quarter and 1.51% for the second quarter of 2023.

FIRST FOUNDATION INC. SECOND QUARTER 2024 RESULTS

Noninterest Income

Noninterest income was $13.7 million in the quarter, compared to $12.7 million in the prior quarter and $12.1 million in the second quarter of 2023.

Noninterest income during the quarter was comprised of $7.5 million in investment advisory fees, $1.7 million in trust consulting and administrative fees, $1.4 million in combined gains on the sale of loans and securities, $0.8 million in realized gains on derivative assets classified as capital market activities, $1.5 million in loan and servicing fees, $0.5 million of deposit account fees and other income of $1.6 million.

Noninterest income as a percentage of total revenues was 23% for the quarter, compared to 25% for the prior quarter and 20% for the second quarter of 2023.

Noninterest Expense

Noninterest expense was $55.6 million in the quarter, compared to $50.6 million in the prior quarter and $57.5 million in the second quarter of 2023.  The $57.5 million noninterest expense in the second quarter of 2023 excludes a $215.3 million one-time goodwill impairment charge.

Compensation and benefits were $19.1 million in the quarter, compared to $19.4 million in the prior quarter and $21.0 million in the second quarter of 2023.  Compensation and benefits expense decreased due to a slight reduction in headcount in the quarter as well as the prior quarter including the impact of annual employer-paid payroll tax re-setting.  Average FTEs totaled 554 in the quarter, compared to 564 in the prior quarter and 615 in the second quarter of 2023.

Customer service costs were $16.1 million in the quarter, compared to $10.7 million in the prior quarter and $19.0 million in the second quarter of 2023.  The increase in customer service costs was due to both an increase in the average balances of depository accounts receiving earnings credit as well as an increase in the rates paid on such accounts.

Our efficiency ratio (non-GAAP) for the quarter was 96.1%, compared to 98.4% for the prior quarter, and 92.5% for the second quarter of 2023.  The efficiency ratio is a measure of noninterest expense to revenue (net interest income plus noninterest income) on an adjusted basis.

Income Tax Expense

We recorded income tax benefit of $421 thousand in the second quarter of 2024, compared to a tax benefit of $910 thousand in the prior quarter and $300 thousand in the second quarter of 2023. Our effective tax rates for the second quarter of 2024, the prior quarter and the second quarter of 2023 were -15.8%, 777.8%, and 0.1%, respectively.  The changes in the effective tax rate were predominately due to the changes in pretax income, as well as the impact of tax-exempt interest income and tax benefits associated with low-income housing tax credit investments.

Asset Quality

Total nonperforming assets were $25.1 million as of June 30, 2024, compared to $24.0 million and $15.8 million as of March 31, 2024 and June 30, 2023, respectively.  Our ratio of nonperforming assets to total assets was 0.18% as of June 30, 2024, compared to 0.18% and 0.12% as of March 31, 2024 and June 30, 2023, respectively. Total delinquent and nonaccrual loans were $33.2 million or 0.33% of total loans as of June 30, 2024, compared to $35.9 million or 0.36% of total loans as of March 31, 2024, and $14.8 million or 0.14% of total loans as of June 30, 2023.

FIRST FOUNDATION INC. SECOND QUARTER 2024 RESULTS

Our allowance for credit losses for loans was $29.3 million, or 0.29% of total loans held for investment as of June 30, 2024, relatively unchanged from the prior quarter, and $31.5 million, or 0.30% of total loans held for investment as of June 30, 2023.  Net charge-offs were $0.3 million or 0.01% of average loan balances for the quarter, relatively unchanged from the prior quarter, and net charge-offs of $0.5 million or 0.02% of average loan balances for the second quarter of 2023.

The ratio of the allowance for credit losses for loans to total past due and nonaccrual loans was 88.1% as of June 30, 2024, compared to 81.6% and 213.0% as of March 31, 2024, and June 30, 2023, respectively.

Capital

As of June 30, 2024, First Foundation Inc. exceeded the regulatory capital minimum requirements, as summarized in the table below:

	As of			Well-Capitalized
	June 30,	March 31,	June 30,	Regulatory
(unaudited)	2024	2024	2023	Requirements
Tier 1 leverage ratio	7.08%	7.00%	6.97%	5.00%
Common Equity Tier 1 ratio	10.30%	10.20%	9.60%	6.50%
Tier 1 risk-based capital ratio	10.30%	10.20%	9.60%	8.00%
Total risk-based capital ratio	12.60%	12.49%	11.76%	10.00%
Tangible common equity to tangible assets ratio [2]	6.78%	6.80%	7.09%	N/A %

(1)	Regulatory capital ratios are for First Foundation Inc. (holding company). The ratios are preliminary and subject to change until filing of our June 30, 2024 FR Y-9C report.
(2)	Tangible common equity to tangible assets ratio is a non-GAAP financial measure. See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this report

Shareholders' equity totaled $933.2 million as of June 30, 2024, compared to $928.7 million and $915.5 million as of March 31, 2024, and June 30, 2023, respectively.  The change from the prior quarter consists primarily of net income of $3.1 million for the quarter and a net gain in accumulated other comprehensive income (“AOCI”) of $1.5 million for the quarter.  Our tangible book value per common share (non-GAAP measure) was $16.43 as of June 30, 2024, compared to $16.35 as of March 31, 2024, and $16.12 as of June 30, 2023.

FIRST FOUNDATION INC. SECOND QUARTER 2024 RESULTS

Earnings Call Info

First Foundation Inc. will host a conference call at 8:00 a.m. PT / 11:00 a.m. ET on Thursday, July 25, 2024 to discuss its financial results. Analysts, investors, and the general public may participate in the question-and-answer session. The call will be broadcast live over the Internet and can be accessed by visiting First Foundation’s website and clicking on “Investor Relations” and “Events & Presentations” https://investor.ff-inc.com/events-and-presentations/default.aspx.  For those wishing to participate in the question-and-answer session, the conference call can be accessed by telephone at the following dial-in number:  Toll-Free at (800) 715-9871 using conference ID 2340475.  It is recommended that participants dial into the conference call approximately ten minutes prior to the call. For those who are unable to participate during the live call, an archive of the call will be available for replay.

About First Foundation

First Foundation Inc. (NYSE: FFWM) and its subsidiaries offer personal banking, business banking, and private wealth management services, including investment, trust, insurance, and philanthropy services. This comprehensive platform of financial services is designed to help each client at any stage in their financial journey. The broad range of financial products and services offered by First Foundation are more consistent with those offered by larger financial institutions, while its high level of personalized service, accessibility, and responsiveness to clients is more aligned with those of community banks and boutique wealth management firms. This combination of an integrated platform of comprehensive financial products and personalized service differentiates First Foundation from many of its competitors and has contributed to the growth of its client base and business. Learn more at firstfoundationinc.com, or connect with us on LinkedIn and Twitter.

Forward-Looking Statements

This report includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets. Forward-looking statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," "outlook," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." The forward-looking statements in this report are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this report and could cause us to make changes to our future plans. Those risks and uncertainties include, but are not limited to, changes in our capital management and balance sheet strategies and our ability to successfully implement such strategies; changes in our strategic plan, and our ability to successfully implement such plan; whether and when certain of our preferred stock converts into common stock and the capital treatment of such shares prior to conversion; the risk of incurring credit losses, which is an inherent risk of the banking business; the quality and quantity of our deposits; adverse developments in the financial services industry generally such as bank failures and any related impact on depositor behavior or investor sentiment; risks related to the sufficiency of liquidity; risk that we will not be able to maintain growth at historic rates or at all; the risk that we will not be able to access the securitization market on favorable terms or at all; changes in general economic conditions, either nationally or locally in the areas in which we conduct or will conduct our business; risks associated with changes in interest rates, which could adversely affect our interest income, interest rate margins, and the value of our interest-earning assets, and therefore, our future operating results; the risk that the performance of our investment management business or of the equity and bond markets could lead clients to move their funds from or close their investment accounts with us, which would reduce our assets under management and adversely affect our operating results; negative impacts of news or analyst reports about us or the financial services industry; the impacts of inflation on us and our customers; results of examinations by regulatory authorities and the possibility that such regulatory authorities may, among other things, limit our business activities or our ability to pay dividends, or impose fines, penalties or sanctions; the risk that we may be unable or that our board of directors may determine that it is inadvisable to pay future dividends at historic levels or at all; risks associated with changes in income tax laws and regulations; and risks associated with seeking new client relationships and maintaining existing client relationships.

FIRST FOUNDATION INC. SECOND QUARTER 2024 RESULTS

Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and other documents we file with the SEC from time to time. We urge readers of this report to review those reports and other documents we file with the SEC from time to time. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this report, which speak only as of today's date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this report or in the above-referenced reports, whether as a result of new information, future events or otherwise, except as may be required by law or NYSE rules.

Non-GAAP Financial Measures

This presentation contains both financial measures based on GAAP and non-GAAP based financial measures, which are used when management believes them to be helpful in understanding the Company's results of operations or financial position. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Contact
Investors
Jamie Britton EVP, Chief Financial Officer 949-476-0300 jbritton@ff-inc.com

FIRST FOUNDATION INC. SECOND QUARTER 2024 RESULTS

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share and per share amounts)	June 30,	March 31,	June 30,
	2024	2024	2023
ASSETS

Cash and cash equivalents	$1,421,486	$1,588,036	$926,081

Securities available-for-sale ("AFS")	1,113,143	805,126	209,298
Securities held-to-maturity ("HTM")	755,033	775,702	814,661
Allowance for credit losses - investments	(7,342)	(7,911)	(8,535)
Net securities	1,860,834	1,572,917	1,015,424

Loans held for investment	10,087,268	10,086,346	10,585,201
Allowance for credit losses - loans	(29,295)	(29,295)	(31,485)
Net loans	10,057,973	10,057,051	10,553,716

Investment in FHLB stock	37,810	36,668	19,485
Accrued interest receivable	58,325	53,446	51,909
Deferred taxes	36,493	33,565	23,187
Premises and equipment, net	37,035	40,019	36,584
Real estate owned ("REO")	6,210	6,210	6,210
Bank owned life insurance	49,309	48,978	48,039
Core deposit intangibles	4,222	4,578	5,730
Derivative assets	6,267	6,035	-
Other assets	138,459	138,772	154,189
Total Assets	$13,714,423	$13,586,275	$12,840,554

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Deposits	$10,756,344	$10,638,970	$10,806,986
Borrowings	1,716,552	1,705,493	802,175
Subordinated debt	173,428	173,413	173,366
Accounts payable and other liabilities	134,855	139,665	142,493
Total Liabilities	12,781,179	12,657,541	11,925,020

Shareholders’ Equity:
Common Stock	57	57	56
Additional paid-in-capital	721,814	721,362	719,779
Retained earnings	221,321	218,802	215,540
Accumulated other comprehensive loss	(9,948)	(11,487)	(19,841)
Total Shareholders’ Equity	933,244	928,734	915,534
Total Liabilities and Shareholders’ Equity	$13,714,423	$13,586,275	$12,840,554

FIRST FOUNDATION INC. SECOND QUARTER 2024 RESULTS

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	For the Quarter Ended			For the Six Months Ended
(in thousands, except share and	June 30,	March 31,	June 30,	June 30,
per share amounts)	2024	2024	2023	2024	2023
Interest income:
Loans	$120,244	$118,444	$123,471	$238,688	$244,114
Securities	17,975	19,774	6,772	37,749	13,663
Cash, FHLB Stock, and Fed Funds	12,695	12,235	15,085	24,930	24,551
Total interest income	150,914	150,453	145,328	301,367	282,328

Interest expense:
Deposits	91,388	94,492	72,932	185,880	135,072
Borrowings	13,992	15,870	21,707	29,862	36,122
Subordinated debt	1,705	1,705	1,705	3,410	3,395
Total interest expense	107,085	112,067	96,344	219,152	174,589

Net interest income	43,829	38,386	48,984	82,215	107,739

Provision for credit losses	(806)	577	887	(229)	1,304

Net interest income after provision for credit losses	44,635	37,809	48,097	82,444	106,435

Noninterest income:
Asset management, consulting and other fees	9,183	8,614	9,016	17,797	17,812
Gain on sale of loans	415	263	-	678	-
Gain on sale of securities available-for-sale	983	221	-	1,204	-
Capital market activities	836	836	-	1,673	-
Gain on sale of REO	-	679	-	679	-
Other income	2,241	2,070	3,063	4,310	5,965
Total noninterest income	13,658	12,683	12,079	26,341	23,777

Noninterest expense:
Compensation and benefits	19,095	19,407	21,026	38,502	46,312
Occupancy and depreciation	9,026	9,087	9,181	18,113	18,078
Professional services and marketing costs	3,667	3,390	3,642	7,057	7,937
Customer service costs	16,104	10,738	19,004	26,842	35,719
Goodwill impairment	-	-	215,252	-	215,252
Other expenses	7,737	7,987	4,659	15,724	8,806
Total noninterest expense	55,629	50,609	272,764	106,238	332,104

Income (loss) before income taxes	2,664	(117)	(212,588)	2,547	(201,892)
Income tax (benefit) expense	(421)	(910)	(300)	(1,331)	1,900
Net income (loss)	$3,085	$793	$(212,288)	$3,878	$(203,792)

Net income (loss) per share:
Basic	$0.05	$0.01	$(3.76)	$0.07	$(3.61)
Diluted	$0.05	$0.01	$(3.76)	$0.07	$(3.61)
Shares used in computation:
Basic	56,523,640	56,484,655	56,430,813	56,504,148	56,403,891
Diluted	56,532,465	56,503,875	56,430,813	56,515,844	56,403,891

FIRST FOUNDATION INC. SECOND QUARTER 2024 RESULTS

SELECTED CONSOLIDATED FINANCIAL DATA AND ASSET QUALITY

(unaudited)

	For the Quarter Ended			For the Six Months Ended
(in thousands, except share and per share amounts	June 30,	March 31,	June 30,	June 30,
and percentages)	2024	2024	2023	2024	2023
Selected Financial Data:
Return on average assets	0.09%	0.02%	(6.38)%	0.06%	(3.08)%
Return on average equity	1.3%	0.3%	(78.8)%	0.8%	(37.0)%
Return on average tangible equity (1)	1.5%	0.5%	1.6%	1.0%	2.7%
Efficiency ratio (2)	96.1%	98.4%	92.5%	97.2%	88.2%
Net interest margin	1.36%	1.17%	1.51%	1.26%	1.67%
Cost of deposits	3.49%	3.63%	2.85%	3.56%	2.61%
Loan to deposit ratio	93.8%	94.8%	97.9%	93.8%	97.9%
Noninterest income as a % of total revenues	23.4%	25.1%	20.1%	24.2%	18.3%
Loan originations	$515,741	$301,733	$473,931	$817,474	$954,822
Assets under management	$5,488,719	$5,466,176	$5,318,963	$5,488,719	$5,318,963
Tangible common equity to tangible assets ratio(1)	6.78%	6.80%	7.09%	6.78%	7.09%
Book value per share	$16.50	$16.43	$16.22	$16.50	$16.22
Tangible book value per share (1)	$16.43	$16.35	$16.12	$16.43	$16.12

Asset Quality:
Nonperforming assets
Nonaccrual loans	$18,919	$17,810	$9,626	$18,919	$9,626
Other real estate owned	6,210	6,210	6,210	6,210	6,210
Total nonperforming loans	$25,129	$24,020	$15,836	$25,129	$15,836

Loans 30 - 89 days past due	$14,330	$18,104	$4,118	$14,330	$4,118
Accruing loans 90 days or more past due	$—	$—	$1,037	$—	$1,037

Nonperforming assets to total assets	0.18%	0.18%	0.12%	0.18%	0.12%
Loans 30 - 89 days past due to total loans	0.14%	0.18%	0.04%	0.14%	0.04%
Allowance for credit losses to loans held for investment	0.29%	0.29%	0.30%	0.29%	0.30%
Allowance for credit losses to past due and nonaccrual loans	88.1%	81.6%	213.0%	88.1%	213.0%
Net charge-offs (recoveries) to average loans - annualized	0.01%	0.01%	0.02%	0.07%	0.04%

(1)	Return on average tangible equity, tangible common equity to tangible assets ratio, and tangible book value per share are non-GAAP financial measures. See disclosures regarding “Use of Non-GAAP Financial Measures” and reconciliations to the most comparable GAAP financial measures included as separate sections in this report.
(2)	Efficiency Ratio is a non-GAAP financial measure. See disclosures regarding “Use of Non-GAAP Financial Measures” and reconciliations to the most comparable GAAP financial measures included as separate sections in this report.

FIRST FOUNDATION INC. SECOND QUARTER 2024 RESULTS

SEGMENT REPORTING

(unaudited)

	For the Quarter Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in thousands)	2024	2024	2023	2024	2023
Banking:
Interest income	$150,914	$150,453	$145,328	$301,367	$282,328
Interest expense	105,380	110,362	94,539	215,742	170,988
Net interest income	45,534	40,091	50,789	85,625	111,340
Provision (reversal) for credit losses	(806)	577	887	(229)	1,304
Noninterest income	6,241	5,683	5,067	11,924	9,868
Noninterest expense
Goodwill impairment	—	—	215,252	—	215,252
Operating	49,301	44,540	50,700	93,841	102,345
Income (loss) before income taxes	3,280	657	(210,983)	3,937	(197,693)
Income tax (benefit) expense	(255)	(711)	134	(966)	3,081
Net income (loss)	$3,535	$1,368	$(211,117)	$4,903	$(200,774)

Wealth Management:
Noninterest income	$7,790	$7,349	$7,415	$15,139	$14,706
Noninterest expense	5,684	5,676	5,617	11,360	11,682
Income before income taxes	2,106	1,673	1,798	3,779	3,024
Income tax expense	594	487	529	1,081	893
Net income	$1,512	$1,186	$1,269	$2,698	$2,131

Other and Eliminations:
Interest income	$—	$—	$—	$—	$—
Interest expense	1,705	1,705	1,805	3,410	3,601
Net interest expense	(1,705)	(1,705)	(1,805)	(3,410)	(3,601)
Noninterest income	(373)	(349)	(403)	(722)	(797)
Noninterest expense	644	393	1,195	1,037	2,825
(Loss) income before income taxes	(2,722)	(2,447)	(3,403)	(5,169)	(7,223)
Income tax (benefit) expense	(760)	(686)	(963)	(1,446)	(2,074)
Net (loss) income	$(1,962)	$(1,761)	$(2,440)	$(3,723)	$(5,149)

FIRST FOUNDATION INC. SECOND QUARTER 2024 RESULTS

LOAN AND DEPOSIT BALANCES

(unaudited)

	For the Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(in thousands)	2024	2024	2023	2023	2023
Loans:
Outstanding principal balance:
Loans secured by real estate:
Residential properties:
Multifamily	$5,227,261	$5,220,725	$5,227,885	$5,240,385	$5,267,048
Single Family	917,656	929,922	950,712	960,139	982,779
Subtotal	6,144,917	6,150,647	6,178,597	6,200,524	6,249,827
Commercial properties	973,116	990,769	987,596	1,043,930	1,070,518
Land and construction	85,260	95,532	137,298	141,216	159,091
Total real estate loans	7,203,293	7,236,948	7,303,491	7,385,670	7,479,436
Commercial and industrial loans	2,866,024	2,831,982	2,856,228	2,877,441	3,085,242
Consumer loans	2,097	1,261	1,328	3,545	3,591
Total loans	10,071,414	10,070,191	10,161,047	10,266,656	10,568,269
Premiums, discounts and deferred fees and expenses	15,854	16,155	16,755	16,697	16,932
Total	$10,087,268	$10,086,346	$10,177,802	$10,283,353	$10,585,201

Deposits:
Demand deposits:
Noninterest-bearing	$2,109,830	$1,827,520	$1,467,806	$2,412,670	$2,660,249
Interest-bearing	2,226,766	2,785,092	2,881,786	2,275,351	2,280,932
Money market and savings	3,656,369	3,309,002	3,195,670	3,150,696	3,096,365
Certificates of deposit	2,763,379	2,717,356	3,143,670	2,973,477	2,769,440
Total	$10,756,344	$10,638,970	$10,688,932	$10,812,194	$10,806,986

FIRST FOUNDATION INC. SECOND QUARTER 2024 RESULTS

CONSOLIDATED LOAN FUNDING AND YIELDS

(unaudited)

	For the Quarter Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in thousands, except percentages)	2024	2024	2023	2024	2023
Loan Funding Balances:
Loans secured by real estate:
Residential properties:
Multifamily	$75,528	$12,129	$8,142	$87,657	$24,500
Single family	3,104	4,587	7,977	7,691	23,189
Subtotal	78,632	16,716	16,119	95,348	47,689
Commercial properties:
Non-owner occupied CRE	248	1	1,374	249	3,319
Owner-occupied CRE	62	603	3,615	665	4,210
Subtotal	310	604	4,989	914	7,529
Land and construction	8,534	11,038	22,520	19,572	40,743
Total real estate loans	87,476	28,358	43,628	115,834	95,961
Commercial and industrial loans	427,340	273,363	430,139	700,703	858,646
Consumer loans	925	12	164	937	215
Total	$515,741	$301,733	$473,931	$817,474	$954,822

Loan Funding Yields:
Loans secured by real estate:
Residential properties:
Multifamily	6.37%	6.77%	5.68%	6.42%	5.87%
Single family	8.74%	8.35%	7.15%	8.51%	6.44%
Subtotal	6.46%	7.21%	6.41%	6.59%	6.15%
Commercial properties:
Non-owner occupied CRE	5.27%	4.25%	6.44%	5.26%	6.72%
Owner-occupied CRE	8.75%	8.65%	7.97%	8.66%	7.95%
Subtotal	5.97%	8.64%	7.55%	7.74%	7.41%
Land and construction	8.81%	8.07%	7.43%	8.40%	6.93%
Total real estate loans	6.69%	7.58%	7.06%	6.91%	6.58%
Commercial and industrial loans	8.50%	8.47%	7.98%	8.49%	7.76%
Consumer loans	8.92%	2.05%	6.46%	8.83%	5.92%
Total	8.19%	8.39%	7.90%	8.26%	7.64%

FIRST FOUNDATION INC. SECOND QUARTER 2024 RESULTS

CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST, YIELD AND RATES

(unaudited)

	For the Quarter Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in thousands, except percentages)	2024	2024	2023	2024	2023
Average Balances:
FHLB stock, fed funds, and deposits	$949,911	$958,059	$1,294,773	$953,983	$1,126,156
Securities AFS	1,032,930	1,168,187	242,005	1,100,559	244,952
Securities HTM	765,208	779,516	829,540	772,363	840,937
Loans	10,100,556	10,096,425	10,542,522	10,098,491	10,616,657
Total interest-earnings assets	12,848,605	13,002,187	12,908,840	12,925,396	12,828,702
Deposits: interest-bearing	8,551,031	8,888,423	7,865,238	8,719,727	7,888,419
Deposits: noninterest-bearing	1,986,557	1,595,584	2,415,369	1,791,071	2,543,179
Borrowings	1,365,629	1,565,829	1,687,785	1,465,730	1,450,933
Subordinated debt	173,418	173,403	178,301	173,410	178,459
Total interest-bearing liabilities	10,090,078	10,627,655	9,731,324	10,358,867	9,517,811

Average Yield / Rate:
FHLB stock, fed funds, and deposits	5.38%	5.14%	4.67%	5.26%	4.40%
Securities AFS	5.28%	5.26%	4.08%	5.27%	3.90%
Securities HTM	2.27%	2.27%	2.07%	2.27%	2.11%
Loans	4.77%	4.70%	4.69%	4.74%	4.61%
Total interest-earnings assets	4.71%	4.64%	4.51%	4.67%	4.42%
Deposits (interest-bearing only)	4.30%	4.28%	3.72%	4.29%	3.45%
Deposits (noninterest and interest-bearing)	3.49%	3.63%	2.85%	3.56%	2.61%
Borrowings	4.12%	4.08%	5.13%	4.10%	4.99%
Subordinated debt	3.95%	3.95%	4.06%	3.95%	4.07%
Total interest-bearing liabilities	4.27%	4.24%	3.97%	4.25%	3.70%

Net Interest Rate Spread	0.44%	0.40%	0.54%	0.42%	0.72%

Net Interest Margin	1.36%	1.17%	1.51%	1.26%	1.67%

FIRST FOUNDATION INC. SECOND QUARTER 2024 RESULTS

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of financial performance including, but not limited to, adjusted return on average assets, efficiency ratio, adjusted net income attributable to common shareholders, adjusted diluted earnings per common share, and tangible book value per share.  These supplemental non-GAAP financial measures may vary from, and may not be comparable to, similarly titled measures of other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors may benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these non-GAAP measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the information below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this report, or a reconciliation of the non-GAAP calculation of the financial measure.

FIRST FOUNDATION INC. SECOND QUARTER 2024 RESULTS

NON-GAAP RETURN ON AVERAGE TANGIBLE COMMON EQUITY; ADJUSTED RETURN ON AVERAGE ASSETS; AND ADJUSTED NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS (unaudited)

Return on average tangible common equity was calculated by excluding average goodwill and intangibles assets from the average shareholders’ equity during the associated periods. Adjusted return on average assets represents adjusted net income attributable to common shareholders divided by average total assets.  Adjusted net income attributable to common shareholders includes various adjustments to net income, including an adjustment for non-cash goodwill impairment charges, and any associated tax effect of those adjustments during the associated periods.

The table below provides a reconciliation of the GAAP measure of return on average equity to the non-GAAP measure of return on average tangible common equity.  The table below also provides a reconciliation of the GAAP measure of net income (loss) to the non-GAAP measure of adjusted net income attributable to common shareholders.  The table below also provides a reconciliation of the GAAP measure of return on average assets to the non-GAAP measure of adjusted return on average assets:

	For the Quarter Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in thousands, except percentages)	2024	2024	2023	2024	2023
Average shareholders' equity	$926,108	$921,911	$1,077,743	$924,009	$1,102,811
Less: Average goodwill and intangible assets	4,337	4,701	167,376	4,519	190,653
Average tangible common equity	$921,771	$917,210	$910,367	$919,490	$912,158

Average assets	$13,137,022	$13,281,368	$13,302,493	$13,209,195	$13,222,955

Net income (loss)	$3,085	$793	$(212,288)	$3,878	$(203,792)
Add: Goodwill impairment	—	—	215,252	—	215,252
Adjustments:
Plus: Amortization of intangible assets expense	356	370	419	726	853
Less: FDIC assessment credit	—	—	—	—	(724)
Less: Stock compensation expense reversal	—	—	—	—	(1,118)
Plus: Severance costs	—	—	280	—	748
Plus: Professional service costs	—	—	342	—	1,124
Total Adjustments	356	370	1,041	726	883
Less: Tax impact of adjustments above	(100)	(104)	(291)	(203)	(247)
Total after-tax adjustments to net income	256	266	750	523	636
Adjusted net income attributable to common shareholders(5)	$3,341	$1,059	$3,714	$4,401	$12,096

Tax rate utilized for calculating tax effect on adjustments to net income	28.0%	28.0%	28.0%	28.0%	28.0%

Return on average common equity(1)	1.3%	0.3%	(78.8)%	0.8%	(37.0)%
Return on average tangible common equity(2) (5)	1.5%	0.5%	1.6%	1.0%	2.7%

Return on average assets (3)	0.09%	0.02%	(6.38)%	0.06%	(3.08)%
Adjusted return on average assets (4) (5)	0.10%	0.03%	0.11%	0.07%	0.18%

(1)	Annualized net income divided by average shareholders’ equity.
(2)	Annualized adjusted net income attributable to common shareholders divided by average tangible common equity.
(3)	Annualized net income divided by average assets.
(4)	Annualized adjusted net income divided by average assets.
(5)	Non-GAAP measure.

FIRST FOUNDATION INC. SECOND QUARTER 2024 RESULTS

NON-GAAP EFFICIENCY RATIO

(unaudited)

Efficiency ratio is a non-GAAP financial measurement determined by methods other than in accordance with U.S. GAAP.  This figure represents the ratio of adjusted noninterest expense to adjusted revenue.

The table below provides a calculation of the non-GAAP measure of efficiency ratio:

	For the Quarter Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in thousands, except percentages)	2024	2024	2023	2024	2023
Total noninterest expense	$55,629	$50,609	$272,764	$106,238	$332,104
Less: Goodwill impairment	-	-	(215,252)	-	(215,252)
Less: Amortization of intangible assets expense	(356)	(370)	(419)	(726)	(853)
Add: FDIC assessment credit	-	-	-	-	724
Less: Professional service costs	-	-	(342)	-	(1,124)
Add: Stock compensation expense reversal	-	-	-	-	1,118
Less: Severance costs	-	-	(280)	-	(748)
Adjusted Noninterest expense	$55,273	$50,239	$56,471	$105,512	$115,969

Net interest income	$43,829	$38,386	$48,984	$82,215	$107,739
Plus: Total noninterest income	13,658	12,683	12,079	26,341	23,777
Adjusted Revenue(1)	$57,487	$51,069	$61,063	$108,556	$131,516

Efficiency Ratio(1)	96.1%	98.4%	92.5%	97.2%	88.2%

(1) Non-GAAP measure

FIRST FOUNDATION INC. SECOND QUARTER 2024 RESULTS

NON-GAAP TANGIBLE SHAREHOLDERS’ EQUITY, TANGIBLE COMMON EQUITY RATIO, TANGIBLE BOOK VALUE PER SHARE, AND ADJUSTED EARNINGS PER SHARE (BASIC AND DILUTED)

(unaudited)

Tangible shareholders’ equity, tangible common equity to tangible assets ratio, tangible book value per share, and adjusted earnings per share (basic and diluted) are non-GAAP financial measurements determined by methods other than in accordance with U.S. GAAP.  Tangible shareholders’ equity is calculated by taking shareholders’ equity and subtracting goodwill and intangible assets.  Tangible common equity to tangible assets ratio is calculated by taking tangible shareholders’ equity and dividing by tangible assets which is total assets excluding the balance of goodwill and intangible assets. Tangible book value per share is calculated by dividing tangible shareholders’ equity by basic common shares outstanding, as compared to book value per share, which is calculated by dividing shareholders’ equity by basic common shares outstanding.  Adjusted earnings per share (basic and diluted) is calculated by dividing adjusted net income attributable to common shareholders by average common shares outstanding (basic and diluted). The reconciliation of GAAP net income to adjusted net income attributable to common shareholders is presented on page 17 in “Non-GAAP Return on Average Tangible Common Equity; Adjusted Return on Average Assets and Adjusted Net Income Attributable to Common Shareholders.”

The table below provides a reconciliation of the GAAP measure of shareholders’ equity to tangible shareholders’ equity.  The table below also provides a reconciliation of the GAAP measure of equity to asset ratio to the non-GAAP measure of tangible common equity to tangible assets ratio.  The table below also provides a reconciliation of GAAP measure of book value per share to the non-GAAP measure of tangible book value per share.  The table below also provides a reconciliation of the GAAP measure of net income per share (basic and diluted) to the non-GAAP measure of adjusted earnings per share (basic and diluted):

	For the Quarter Ended
	June 30,	March 31,	June 30,
(in thousands, except per share amounts)	2024	2024	2023
Shareholders' equity	$933,244	$928,734	$915,534
Less: Intangible assets	4,222	4,578	5,730
Tangible Shareholders' Equity(1)	$929,022	$924,156	$909,804

Total assets	$13,714,423	$13,586,275	$12,840,554
Less: Goodwill and intangible assets	4,222	4,578	5,730
Tangible assets(1)	$13,710,201	$13,581,697	$12,834,824

Equity to Asset Ratio	6.80%	6.84%	7.13%
Tangible Common Equity to Tangible Assets Ratio(1)	6.78%	6.80%	7.09%

Book value per share	$16.50	$16.43	$16.22
Tangible book value per share(1)	16.43	16.35	16.12
Basic common shares outstanding	56,543,382	56,511,864	56,443,070

Adjusted net income attributable to common shareholders(1)	$3,341	$1,059	$3,714

Average basic common shares outstanding	56,523,640	56,484,655	56,430,813
Average diluted common shares outstanding	56,532,465	56,503,875	56,430,813
Net income per share (basic)	$ 0.05	$ 0.01	($ 3.76)
Net income per share (diluted)	$ 0.05	$ 0.01	($ 3.76)
Adjusted earnings per share (basic)(1)	$ 0.06	$ 0.02	$ 0.07
Adjusted earnings per share (diluted)(1)	$ 0.06	$ 0.02	$ 0.07

(1) Non-GAAP financial measure